Exhibit 10.23

May 1, 2020

Srini Medi

[***]

Dear Srini,

On behalf of the University of Phoenix, it is my pleasure to extend to you this offer for the position of Senior Vice President and General Counsel. Your target start date will be June 1, 2020 (subject to mutual agreement). We are excited to invite you to be a part of our executive team; you will play an essential role in fulfilling our vision of being recognized as the most trusted provider of career-relevant education for working adults. As compensation for your services, we are pleased to offer you the following:

Base Salary

Your base salary will be $320,000 per year, payable in accordance with our standard payroll practices and pay dates.

Short-Term Incentive Bonus

You will be eligible to participate in the University Bonus Plan with a full-year bonus target of 50% ($160,000) of your base salary and a maximum bonus payout of 100% of salary ($320,000). Bonus awards are paid approximately 6 weeks following the end of our fiscal year (August 31). Your actual bonus payment will depend upon the attainment of pre-established performance goals and will be pro-rated for time employed during the current performance period.

Long-Term Incentive Plan

Pursuant to the University of Phoenix Management Equity Plan, you will be eligible to receive a grant of 26,971 stock options in the University of Phoenix, contingent on approval from the Compensation Committee. This award will vest on August 31, 2021. Vesting will be based 50% on continued employment and 50% on achievement of specified financial metrics for the University. Further details will be provided to you in an award agreement.

Benefits

You will be eligible for health care coverage including medical, prescription drug, dental, and vision.

Our 401(k) plan offers an employer matching contribution after one year of employment.

We also provide an Educational Assistance Plan for all active full-time regular employees and their eligible dependent(s) after only six months of continuous employment. Moreover, the University offers Adoption Assistance, an Employee Assistance Program, and discounts at hundreds of retailers.

Time Off

Time off for senior leaders is self-managed. As an executive with our organization, we recognize the demands of your position, the need to remain in touch during critical periods, and the commitment you make every day to your job. We expect that you will take time off to recharge, relax, and spend time away from the office as well as part of a healthy work-life balance while assuring that your responsibilities are covered in your absence.

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Total Target Cash Compensation

	Target		Max
Base Salary	$320,000
Annual Incentive Bonus	$160,000	(50%)	$320,000
Total Cash Compensation	$480,000		$640,000

Offer Expiration

The details of this offer are personal and confidential and will remain valid through May 5, 2020.

Learning is our passion. At University of Phoenix, you’ll join thousands of employees and faculty who are passionate about improving society by providing access to a high-quality, career-focused education. Should you have any questions concerning any part of this offer, please call Cheryl Naumann, Chief Human Resources Officer, at [***] (cell).

Congratulations, Srini - we look forward to welcoming you to our team.

Sincerely,

/s/ Peter Cohen

Peter Cohen

President

University of Phoenix, Inc.

I accept this offer as presented.

/s/ Srini Medi	5/4/2020
Date

Your employment with the University is contingent upon the successful completion of a background check and will be subject to all terms and conditions contained in the current version of the University Employee Handbook.

As a matter of policy, please do not bring to the University any of your previous employers’ documents, customer lists, or similar materials. Although this caution is in most cases unnecessary, we feel that it is important to emphasize that University policy prohibits the transfer or use of such material from other employers.

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